EXHIBIT 35.5

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement, dated as of December 11, 2011, between CCRE Commercial Mortgage Securities, L.P., as Depositor, Bank of America, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, TriMont Real Estate Advisors, Inc., as Operating Advisor and Citibank, N.A., as Certificate Administrator and Trustee (the “Agreement”), the following:

1. A review of the Company’s activities as Certificate Administrator, Custodian, and Trustee as of and for the period ending December 31, 2011 and its performance under the Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, as of and for the period ending December 31, 2011, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: March 28, 2012

Citibank, N.A.

By:	/s/ Karen Montbach
Name:	Karen Montbach
Title:	Managing Director